Exhibit 1.01
LivaNova PLC
Conflict Minerals Report
For the Year Ended December 31, 2015

This Conflict Minerals Report of LivaNova PLC (this "Report") has been prepared for the reporting period from January 1, 2015 to December 31, 2015 for Cyberonics, Inc. pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the "Rule").  The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement disclosure and reporting requirements pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act").  The Act defines conflict minerals as cassiterite (tin), columbite-tanlite (tantalum), gold, wolframite (tungsten), (together, "3TG") or their derivatives ("Conflict Minerals").  The "Covered Countries" for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.  The Rule imposes certain reporting requirements on SEC registrants who manufacture or contract to manufacture products that include Conflict Minerals, if such Conflict Minerals are necessary to the functionality or production of the products.
If a registrant has reason to believe that any of the conflict minerals necessary to the functionality or production of their products may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals' source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures.
1.	Company Overview
This Report has been prepared by the management of LivaNova PLC ("LivaNova," "we," "us," "registrant," or "our").  It does not include the activities of variable interest entities that are not required to be consolidated.
As described in Item 1.01 of the Form SD, LivaNova PLC, a public limited company incorporated under the laws of England and Wales ("LivaNova") was formed for the purpose of facilitating the business combination of Cyberonics, Inc., a Delaware corporation ("Cyberonics"), and Sorin S.p.A., a joint stock company organized under the laws of Italy ("Sorin"). Cyberonics was considered the accounting acquirer and LivaNova PLC ("LivaNova", "registrant", "we", "us", or "our") became the successor organization to Cyberonics.  Per the instructions to Item 1.01 of the SEC's Form SD, a "registrant that acquires or otherwise obtains control over a company that manufactures or contracts to manufacture products with conflict minerals necessary to the functionality or production of those products that previously had not been obligated to provide a specialized disclosure report with respect to its conflict minerals will be permitted to delay reporting on the products manufactured by the acquired company until the end of the first reporting calendar year that begins no sooner than eight months after the effective date of the acquisition."  As a result, in this Form SD and related Conflict Minerals Report, LivaNova is reporting the results for Cyberonics' supply chain operations for the year ended December 31, 2015.
LivaNova is a global medical device company focused on the development and delivery of important therapeutic solutions for the benefit of patients, healthcare professionals and healthcare systems throughout the world. Working closely with medical professionals in the fields of Cardiac Surgery, Neuromodulation and Cardiac Rhythm Management, we design, develop, manufacture and sell innovative therapeutic solutions that are consistent with our mission to improve our patients' quality of life, increase the skills and capabilities of healthcare professionals and minimize healthcare costs.
Cyberonics currently operates as one of LivaNova's three business units, with core expertise in neuromodulation.  Cyberonics develops and markets the VNS Therapy System®, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses an implanted medical device that delivers pulsed electrical signals to the vagus nerve.  The VNS Therapy System is offered in selected markets worldwide.
Our VNS Therapy System includes the following:
●	an implantable pulse generator to provide appropriate stimulation to the vagus nerve;
●	a lead that conducts current pulses from the pulse generator to the vagus nerve;
●	a surgical instrument to assist with the implant procedure;
●	equipment to enable the treating physician to set the pulse generator stimulation parameters for the patient;
●	instruction manuals; and
●	in the VNS Therapy System, magnets to suspend or induce stimulation manually.
Our broad and complex product range may contain conflict minerals within the following components:

●	Tantalum, used in capacitors;
●	Tin, used in soldered components;
●	Tungsten, used in coatings, alloys, heating elements and electrodes; and
●	Gold, used in circuit boards, electrodes and electronic components.
Additional information on LivaNova and the VNS Therapy System is available at www.livanova.com.
2.	General Policy and Team
We strive to conduct our activities in a manner that reflects our mission and Code of Business Conduct and Ethics – which includes being a good corporate citizen, dealing fairly in business, behaving ethically, supporting a safe and healthy workplace, doing business in an environmentally responsible manner, and complying with applicable law. We are committed to ensuring that our supply chain reflects our values and beliefs, including adherence to principles of responsible sourcing for materials for our products. As part of our commitment, Cyberonics supports the goals and objectives of Section 1502 of the Dodd Frank Act that requires public companies to determine the sourcing of conflict minerals used in their products and that we expect our suppliers to support our efforts to comply with the Dodd Frank Act and to proactively identify and make every effort to eliminate the use of any conflict minerals in our supply chain. In addition, we expect our suppliers to conduct business operations in an ethical manner and to comply with our Code of Business Conduct and Ethics all applicable laws related to environmental responsibility, workplace health and safety, and human resources. We have established a cross-functional team to implement our conflict mineral compliance strategy and policy. This team has executive level involvement and access to various subject matter experts from such areas as sourcing, procurement, legal and finance.
3.	Reasonable Country of Origin Inquiry
In beginning our analysis in conjunction with our partners at Assent Compliance, we first determined which of our products contained Conflict Minerals necessary to the functionality or production of such products.  We then conducted a good faith reasonable country of origin inquiry ("RCOI") with respect to Conflict Minerals contained in our products by assessing our supply chain in accordance with guidance from the Organization for Economic Cooperation and Development ("OECD").

The RCOI was designed to determine whether any Conflict Minerals originated in the Covered Countries.  The "Covered Countries" for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. We do not purchase minerals directly from mines, smelters or refiners and therefore must rely on our direct suppliers to provide information on the origin of the minerals contained in components and materials supplied to us or products manufactured for us.

We began our supplier scoping process by:
●	Determining which of our manufactured products contain Conflict Minerals;
●	Identifying our suppliers that manufactured or contracted to manufacture products containing Conflict Minerals in 2015; and
●	Identified suppliers that provide product or service that is deemed out of scope (provide material that does not ship with or does not impact functionality of the final product).

The supply chain survey, and the conflict minerals program as a whole, has been developed and implemented in cooperation with Assent Compliance.

Our primary means of determining country of origin of necessary 3TG was by conducting a supply chain survey with direct suppliers using the Conflict Minerals Reporting Template, or CRMT, developed by the EICC and the GeSI. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company's supply chain. It includes questions regarding a direct supplier's conflict minerals policy, engagement with its direct suppliers, and a listing of the smelters the direct supplier and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in the direct supplier's products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on EICC's website. Many companies are using the CMRT in their compliance processes related to conflict minerals.

 We surveyed 84 suppliers based on the scoping process noted above. Responses were tracked and supplier statuses reported regularly by Assent to LivaNova. As of May 24, 2016, we received responses from 68% of the suppliers surveyed.

During the survey, Assent Compliance assessed the supplier list and received information from suppliers in the following groups that could be deemed as out of scope:

●	Service providers/suppliers
●	Indirect materials suppliers
●	Inactive suppliers (minimum 5 years since last purchase)
Once Assent received confirmation from LivaNova on these designations, the suppliers were classified as Out of Scope in the Assent Compliance Manager ("ACM"), which is the software tool used to manage the conflict minerals program. Two suppliers were deemed out of scope.

This year's program includes automated data validation on all submitted Conflict Minerals Reporting Templates. The goal of data validation is to increase the accuracy of submissions, identify submissions not including smelter lists and identify any contradictory answers in the CMRT.  All submitted forms are accepted and classified as valid or invalid so that data is still retained.  Suppliers were contacted in regards to invalid forms and were encouraged to resubmit a valid form. As of May 24, 2016, we still had 2 invalid supplier submissions that were not yet corrected

There were some suppliers who did not provide smelter lists (deemed as invalid responses) and suppliers who could not provide full smelter lists.  Accordingly, before conducting an in-depth examination of the smelter information itself, the fact that the company was unable to obtain full smelter information for LivaNova products from all suppliers in scope makes it impossible for LivaNova to confidently state that there is no sourcing from the Covered Countries.

4.	Due Diligence
4.1          Design of Due Diligence

Cyberonics designed its due diligence process to be in conformity, in all material respects, with the due diligence framework of the Organization of Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively the "OECD Guidance"). Cyberonics' due diligence process is based on multi-industry initiatives with the smelters and refiners who provide conflict minerals within global supply chains.

4.1.1        Establish Strong Company Management and Control Systems

Conflict Minerals Policy

In connection with the merger, the Company will be adopting a Conflict Minerals Policy which will be posted on the company website and made available to suppliers and others.

Internal Team and Training

The Company has established a management team relating to conflict minerals. Our management team is overseen by the Chief Financial Officer and a team of subject matter experts from relevant functions such as quality, supply chain, operations, finance and legal. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by the Sr. Manager of Purchasing, who acts as the conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

Supplier Engagement

As we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other manufacturers in our industry and other sectors.  We rely primarily on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers.

In accordance with the Organization for Economic Co-operation and Development ("OECD") requirement to strengthen engagement with suppliers, we have, in cooperation with Assent Compliance, provided education to suppliers on the Conflict Minerals regulations as well as the expectations of the law. In addition, we have leveraged the existing communications within the Company, specifically through our procurement personnel, to encourage supplier interactions with Assent Compliance as well for them to understand the need for completion of the surveys. Feedback from this process has allowed us to enhance the training, focus it and adapt it to each user's needs. It has also allowed for our supplier communications to be more focused and ensure expectations are clear.

As part of our risk management plan, we intend to include a clause in our supplier contracts that requires suppliers to provide information about the sourcing of conflict minerals and smelters and to ensure that suppliers are conducting due diligence on the source and chain of the conflict minerals. We anticipate this effort may take several years to ensure that all our supplier contracts contain appropriate flow-down clauses as some of the contracts with our suppliers are frequently in force for three to five years or more and we cannot unilaterally impose new contract terms and flow-down requirements. Therefore, we expect to add these new provisions as our contracts are renewed or when entering into new contracts.

Grievance Mechanism

Our controls include our Code of Business Conduct and Ethics, which outlines expected behaviors for all our employees. We have longstanding grievance mechanisms whereby employees and suppliers can report violations of the Company's policies, including our Code of Business Conduct and Ethics policy.

Records Maintenance

We have retained all relevant documentation from our Reasonable Country of Origin Inquiry and due diligence.

4.1.2 Identify and Assess Risk in Our Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers.

We have identified over 126 direct suppliers to the company. Out of those 126 suppliers, we initially deemed 42 as out of scope based upon the criteria listed above. We then based our RCOI on the remaining 84 suppliers. We rely on suppliers whose materials or components contain 3TG to provide us with information about the source of 3TG contained in those materials or components. Our direct suppliers similarly rely upon information provided by their suppliers. Many of the largest suppliers either are SEC registrants and subject to the Rule or are suppliers to other SEC registrants that are subject to the Rule.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelter(s) or refiner(s) ("SORs") that are not certified as DRC-Conflict Free by third party sources such as the Conflict-Free Sourcing Initiative ("CFSI") or the London Bullion Market Association ("LBMA") Responsible Gold Programme, pose a significant risk. Where a smelter is not identified as Conflict Free by such sources, it is assigned a risk rating of either High, Medium or Low. This rating is based on various factors, including whether the SOR has been identified as a valid SOR and has an associated Smelter Identification Number (under the CFSI, this is known as a CID), and the SOR's geographic location, including proximity to the Covered Countries.

We calculate supplier risk based on the chances that a supplier provides 3TGs that may originate from Non-Conflict Free sources. The value of this risk is calculated based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier's program are:

●	Do you have a policy in place that includes DRC conflict-free sourcing?
●	Have you implemented due diligence measures for conflict-free sourcing?
●	Do you verify due diligence information received from your suppliers?
●	Does your verification process include corrective action management?

When suppliers answer yes, they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.

The SORs and countries of origin listed by suppliers in their CMRTs were matched against a database of verified SORs and associated mines. Verified SORs were matched against available lists of processors that have been certified by internationally-recognized industry validation schemes, such as the Conflict-Free Sourcing Initiative's Conflict-Free Smelter Program, the London Bullion Market Association Good Delivery Program, and the Responsible Jewelry Council Chain-of-Custody Certification. In cases where suppliers and products were associated with certified SORs they were categorized by the Company as "DRC Conflict Free."

If the SOR was not certified by an internationally-recognized organization, research was conducted to gain more information about the SOR's sourcing practices, including countries of origin and transfer, and whether there were any internal due diligence procedures in place or other processes the SOR had taken to track the chain-of-custody on the source of its mineral ores.

Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. We have determined that seeking information about 3TG SORs in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TGs in our supply chain. This was done by adopting methodology outlined by the CFSI's joint industry programs and outreach initiatives and requiring our suppliers to conform with the same standards to meet the OECD Guidelines, and report to us using the CMRT. Through this industry joint effort, we made reasonable determination of the mines or locations of origin of the 3TGs in our supply chain. We also requested that all of our suppliers support the initiative by following the sourcing initiative and working to align their declared sources with the "Known" and "Conflict Free" lists of sourced metals.

4.1.3 Design and Implement a Strategy to Respond to Risks

In designing and implementing our strategy to respond to the supply chain risks that we identified, LivaNova analyzed various industry approaches and consulted with other companies in our industry. The Company has established a risk management plan through which the conflict minerals program is implemented, managed and monitored. Updates to this risk assessment are provided regularly to senior management.

As part of our risk management plan, to ensure suppliers understand our expectations, we have provided both video, recorded training and documented instructions through Assent Compliance. We answered all questions or requests for clarification from suppliers, assistance completing the form and one-on-one email or phone discussions with supplier personnel. We then provided each supplier a copy of the EICC-GeSI reporting CMRT to complete for purposes of conflict minerals tracking. Furthermore, we reviewed responses to the reporting CMRT with specific suppliers where we needed clarification. We intend to engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in the DRC or any adjoining country to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. In cases where suppliers may contain 3TG, LivaNova will assess the risks and determine the response strategy to address those scenarios.

4.1.4 Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Cyberonics does not have a direct relationship with conflict minerals SORs and as a result, Cyberonics does not perform direct audits of these entities in its supply chain. Cyberonics relies on the efforts of the industry associations that administer independent third-party SOR audit programs and encourages suppliers with more direct relationships with SORs to participate in comparable due diligence validation activities.

4.1.5	Report on Supply Chain Due Diligence
This Conflict Minerals Report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and will be available on our website at http://www.livanova.com/investor-relations/sec-filings.

5.	Due Diligence Results

During our due diligence efforts, members of Assent Compliance and/or members of the Cyberonics supply chain team made at least three follow-up inquiries to each "failed" supplier who did not respond to our initial survey, by phone or email. Assent Compliance reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included incomplete responses as well as inconsistencies within the data reported in the CMRT. Assent Compliance worked directly with those suppliers to provide revised responses.

The large majority of the responses received provided data at the supplier company level or a division/segment level relative to the supplier, rather than at a level directly relating to a part number that the supplier supplies to us, or were otherwise unable to specify the SORs used for components supplied to us. We were therefore unable to determine whether any of the 3TG that these suppliers reported was contained in components or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

As noted above, we received 68% responses from our in-scope suppliers as of May 24, 2016. Based on these responses, for all responses that indicated a SOR, our third party consultant compared the facilities listed to the list of SORs maintained by the Conflict-Free Sourcing Initiative ("CFSI"). If a supplier indicated that the facility was certified as "Conflict-Free," Assent Compliance confirmed that the name was listed by CFSI as a certified SOR. No violations were identified. As of May 24, 2016, we have validated 304 SORs and we are working to validate the additional SOR entries from the submitted CMRTs. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any smelters or refiners that we have not been able to validate. Appendix A also includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and CFSI.

Based on the smelter lists provided by suppliers via the CMRTs and publically available information, we have identified 213 SORs sourcing from the Covered Countries that are certified conflict-free and 91 SORs of which the source is not disclosed but are certified conflict free smelters.

Efforts to Determine Mine or Location of Origin

By requesting our suppliers to complete the CMRT, and, as the program progresses, requiring full completion of all necessary smelter identification information which will enable the validation and disclosure of the SORs as well as the tracing of the 3TGs to their location of origin, we have determined that seeking information about 3TG SORs in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Planned Process Improvements

We intend to take the following steps to improve our conflict minerals program:

●	Track and add new suppliers as they enter our supply chain to the Company's Conflict Minerals program.
●	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.
●
Engage any of our suppliers found to be supplying us with 3TG from sources in the DRC or any adjoining country that they cannot demonstrate are "DRC conflict free" to establish an alternative source of 3TG that they can demonstrate are "DRC conflict free".

●	Expand the program to include all other divisions of LivaNova that were previously excluded prior to the merger.
●	Adopt Conflict Minerals Policy to address the new LivaNova corporate initiatives.

Appendix A 2016 Smelter or Refiner (SOR) List
The following smelters and refiners were reported by our suppliers as being in their supply chains. Facilities that have been certified as conflict-free by an internationally-recognized validation scheme (CFSI) for 3TG smelters and refiners are identified below.
Metal	Smelter/Refiner Name	Location	Conflict Free

Gold	Advanced Chemical Company	United States
Gold	Aida Chemical Industries Co., Ltd.	Japan	Yes
Gold	Aktyubinsk Copper Company TOO	Kazakhstan
Gold	Al Etihad Gold Refinery DMCC	U.A.E.
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Yes
Gold	Almalyk Mining and Metallurgical Complex	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil	Yes
Gold	Argor-Heraeus SA	Switzerland	Yes
Gold	Asahi Pretec Corporation	Japan	Yes
Gold	Asahi Refining Canada Limited	Canada	Yes
Gold	Asahi Refining USA Inc.	United States	Yes
Gold	Asaka Riken Co., Ltd.	Japan	Yes
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany	Yes
Gold	Bangko Sentral ng Pilipinas	Philippines	Yes
Gold	Bauer Walser AG	Germany
Gold	Boliden AB	Sweden	Yes
Gold	C. Hafner GmbH + Co. KG	Germany	Yes
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Yes
Gold	Cendres + Métaux SA	Switzerland

Metal	Smelter/Refiner Name	Location	Conflict Free
Gold	Chimet S.p.A.	Italy	Yes
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co., Ltd.	Korea, Republic Of
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Korea, Republic Of
Gold	DODUCO GmbH	Germany	Yes
Gold	Dowa	Japan	Yes
Gold	Eco-System Recycling Co., Ltd.	Japan	Yes
Gold	Elemetal Refining, LLC	United States	Yes
Gold	Faggi Enrico S.p.A.	Italy
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	China
Gold	Geib Refining Corporation	United States
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Guoda Safina High-Tech Env. Refinery Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany	Yes
Gold	Heraeus Ltd. Hong Kong	China	Yes
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Yes
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hwasung CJ Co., Ltd.	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China	Yes
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Yes
Gold	Istanbul Gold Refinery	Turkey	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Gold	Japan Mint	Japan	Yes
Gold	Jiangxi Copper Company Limited	China	Yes
Gold	JSC Ekaterinburg Non-Ferrous Metal Proc. Plant	Russian Federation	Yes
Gold	JSC Uralelectromed	Russian Federation	Yes
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Yes
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan	Yes
Gold	Kennecott Utah Copper LLC	United States	Yes
Gold	KGHM Polska Miedź Spółka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan	Yes
Gold	Korea Metal Co., Ltd.	Korea, Republic Of
Gold	Korea Zinc Co. Ltd.	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L' azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Company Limited	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	Yes
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States	Yes
Gold	Matsuda Sangyo Co., Ltd.	Japan	Yes
Gold	Metahub Industries Sdn. Bhd.	Malaysia
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Yes
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Yes
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies SA	Switzerland	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Gold	Metalor USA Refining Corporation	United States	Yes
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Mexico	Yes
Gold	Mitsubishi Materials Corporation	Japan	Yes
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Yes
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Morris and Watson	New Zealand
Gold	Moscow Special Alloys Processing Plant	Russian Federation	Yes
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey	Yes
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan	Yes
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria	Yes
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Yes
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	Yes
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	OJSC Novosibirsk Refinery	Russian Federation	Yes
Gold	PAMP SA	Switzerland	Yes
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	Yes
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Yes
Gold	PX Précinox SA	Switzerland	Yes
Gold	Rand Refinery (Pty) Ltd.	South Africa	Yes
Gold	Republic Metals Corporation	United States	Yes
Gold	Royal Canadian Mint	Canada	Yes
Gold	Sabin Metal Corp.	United States

Metal	Smelter/Refiner Name	Location	Conflict Free
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SAMWON Metals Corp.	Korea, Republic Of
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Schone Edelmetaal B.V.	Netherlands	Yes
Gold	SEMPSA Joyería Platería SA	Spain	Yes
Gold	Shandong Tiancheng Biological Gold Ind. Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Yes
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Yes
Gold	Singway Technology Co., Ltd.	Taiwan	Yes
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	Yes
Gold	Solar Applied Materials Technology Corp.	Taiwan	Yes
Gold	Sudan Gold Refinery	Sudan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Yes
Gold	T.C.A S.p.A	Italy	Yes
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Yes
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Yes
Gold	Tokuriki Honten Co., Ltd.	Japan	Yes
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda.	Brazil	Yes
Gold	Umicore Precious Metals Thailand	Thailand	Yes
Gold	Umicore SA Bus. Unit Precious Metals Refining	Belgium	Yes
Gold	United Precious Metal Refining, Inc.	United States	Yes
Gold	Valcambi SA	Switzerland	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Gold	Western Australian Mint trading as The Perth Mint	Australia	Yes
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamamoto Precious Metal Co., Ltd.	Japan	Yes
Gold	Yokohama Metal Co., Ltd.	Japan	Yes
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	China	Yes
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China	Yes
Tantalum	Avon Specialty Metals Ltd	United Kingdom
Tantalum	Changsha So. Tantalum Niobium Co., Ltd.	China	Yes
Tantalum	Conghua Tantalum and Niobium Smeltry	China	Yes
Tantalum	D Block Metals, LLC	United States	Yes
Tantalum	Duoluoshan	China	Yes
Tantalum	Exotech Inc.	United States	Yes
Tantalum	F&X Electro-Materials Ltd.	China	Yes
Tantalum	FIR Metals & Resource Ltd.	China	Yes
Tantalum	Global Advanced Metals Aizu	Japan	Yes
Tantalum	Global Advanced Metals Boyertown	United States	Yes
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Yes
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	China
Tantalum	H.C. Starck Co., Ltd.	Thailand	Yes
Tantalum	H.C. Starck GmbH Goslar	Germany	Yes
Tantalum	H.C. Starck GmbH Laufenburg	Germany	Yes
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Yes
Tantalum	H.C. Starck Inc.	United States	Yes
Tantalum	H.C. Starck Ltd.	Japan	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Yes
Tantalum	Hi-Temp Specialty Metals, Inc.	United States	Yes
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Yes
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Yes
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Yes
Tantalum	KEMET Blue Metals	Mexico	Yes
Tantalum	KEMET Blue Powder	United States	Yes
Tantalum	King-Tan Tantalum Industry Ltd.	China	Yes
Tantalum	LSM Brasil S.A.	Brazil	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Yes
Tantalum	Mineração Taboca S.A.	Brazil	Yes
Tantalum	Mitsui Mining & Smelting	Japan	Yes
Tantalum	Molycorp Silmet A.S.	Estonia	Yes
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Yes
Tantalum	Plansee SE Liezen	Austria	Yes
Tantalum	Plansee SE Reutte	Austria	Yes
Tantalum	QuantumClean	United States	Yes
Tantalum	Resind Indústria e Comércio Ltda.	Brazil	Yes
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China	Yes
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Yes
Tantalum	Taki Chemicals	Japan	Yes
Tantalum	Telex Metals	United States	Yes
Tantalum	Tranzact, Inc.	United States	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Yes
Tantalum	XinXing HaoRong Elec. Material Co., Ltd.	China	Yes
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China	Yes
Tantalum	Zhuzhou Cemented Carbide	China	Yes
Tin	Alpha	United States	Yes
Tin	An Thai Minerals Company Limited	Viet Nam
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Chenzhou Yun Xiang Mining Lmited Liability Co.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	Yes
Tin	CV Ayi Jaya	Indonesia	Yes
Tin	CV Dua Sekawan	Indonesia
Tin	CV Gita Pesona	Indonesia	Yes
Tin	CV Serumpun Sebalai	Indonesia	Yes
Tin	CV United Smelting	Indonesia	Yes
Tin	CV Venus Inti Perkasa	Indonesia	Yes
Tin	Dowa	Japan	Yes
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Elmet S.L.U. (Metallo Group)	Spain	Yes
Tin	EM Vinto	Bolivia	Yes
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Fenix Metals	Poland	Yes
Tin	Gejiu Kai Meng Industry and Trade LLC	China

Metal	Smelter/Refiner Name	Location	Conflict Free
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Yes
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	Yes
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Yes
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Yes
Tin	Melt Metais e Ligas S/A	Brazil	Yes
Tin	Metahub Industries Sdn. Bhd.	Malaysia
Tin	Metallic Resources, Inc.	United States	Yes
Tin	Metallo-Chimique N.V.	Belgium	Yes
Tin	Mineração Taboca S.A.	Brazil	Yes
Tin	Minsur	Peru	Yes
Tin	Mitsubishi Materials Corporation	Japan	Yes
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Co.	Viet Nam
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Yes
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Yes
Tin	Operaciones Metalurgical S.A.	Bolivia	Yes
Tin	Phoenix Metal Ltd.	Rwanda
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia	Yes
Tin	PT Artha Cipta Langgeng	Indonesia	Yes
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tin	PT Babel Inti Perkasa	Indonesia	Yes
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Prima Tin	Indonesia	Yes
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Bangka Tin Industry	Indonesia	Yes
Tin	PT Belitung Industri Sejahtera	Indonesia	Yes
Tin	PT BilliTin Makmur Lestari	Indonesia	Yes
Tin	PT Bukit Timah	Indonesia	Yes
Tin	PT Cipta Persada Mulia	Indonesia	Yes
Tin	PT DS Jaya Abadi	Indonesia	Yes
Tin	PT Eunindo Usaha Mandiri	Indonesia	Yes
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT Inti Stania Prima	Indonesia	Yes
Tin	PT Justindo	Indonesia	Yes
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia	Yes
Tin	PT Panca Mega Persada	Indonesia	Yes
Tin	PT Pelat Timah Nusantara Tbk	Indonesia
Tin	PT Prima Timah Utama	Indonesia	Yes
Tin	PT Refined Bangka Tin	Indonesia	Yes
Tin	PT Sariwiguna Binasentosa	Indonesia	Yes
Tin	PT Seirama Tin Investment	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia	Yes
Tin	PT Sukses Inti Makmur	Indonesia	Yes
Tin	PT Sumber Jaya Indah	Indonesia	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Yes
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Yes
Tin	PT Tinindo Inter Nusa	Indonesia	Yes
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	PT Tommy Utama	Indonesia	Yes
Tin	PT Wahana Perkit Jaya	Indonesia	Yes
Tin	Resind Indústria e Comércio Ltda.	Brazil	Yes
Tin	Rui Da Hung	Taiwan	Yes
Tin	Soft Metais Ltda.	Brazil	Yes
Tin	Thaisarco	Thailand	Yes
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Co.	Viet Nam
Tin	VQB Mineral and Trading Group JSC	Viet Nam	Yes
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Yes
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Group (Holding) Company Limited	China	Yes
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	Yes
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Yes
Tungsten	Chenzhou Diamond Tungsten Prod. Co., Ltd.	China	Yes
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Yes
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Yes
Tungsten	Ganxian Shirui New Material Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Prod. Co., Ltd.	China	Yes
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Yes
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China	Yes
Tungsten	Global Tungsten & Powders Corp.	United States	Yes
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Yes
Tungsten	H.C. Starck GmbH	Germany	Yes
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany	Yes
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Yes
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Yes
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Yes
Tungsten	Hydrometallurg, JSC	Russian Federation	Yes
Tungsten	Japan New Metals Co., Ltd.	Japan	Yes
Tungsten	Jiangwu H.C. Starck Tungsten Prod.Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Yes
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China	Yes
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States	Yes
Tungsten	Kennametal Huntsville	United States	Yes
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Yes

Metal	Smelter/Refiner Name	Location	Conflict Free
Tungsten	Niagara Refining LLC	United States	Yes
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam	Yes
Tungsten	Pobedit, JSC	Russian Federation
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	Viet Nam
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	Yes
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam	Yes
Tungsten	Wolfram Bergbau und Hütten AG	Austria	Yes
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Yes
Tungsten	Xiamen Tungsten Co., Ltd.	China	Yes
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	Yes

Appendix A 2016 Countries of Origin List
Countries of origin of the conflict minerals that the facilities listed in Appendix A process are believed to include the following countries, based on information provided by suppliers and the CFSI, and are aggregated for confidentiality purposes:

Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Columbia, Cote D'Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam, Zimbabwe, Kenya, Mozambique, South Africa, Democratic Republic of the Congo, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia